                                   EXHIBIT 12

                          ALCO CAPITAL RESOURCE, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                            FISCAL YEAR ENDED SEPTEMBER 30
                                        ---------------------------------------
                                         1995    1994    1993    1992    1991
                                        ------- ------- ------- ------- -------
EARNINGS
  Income from continuing operations     $17,860 $15,631 $ 9,336 $ 6,547 $ 4,902
  Add:
    Provision for income taxes.........  14,476   9,794   6,218   4,033   3,155
    Fixed charges......................  36,718  25,673  22,807  20,146  14,186
                                        ------- ------- ------- ------- -------
  Earnings, as adjusted(A)............. $69,054 $51,098 $38,361 $30,726 $22,243
                                        ======= ======= ======= ======= =======
FIXED CHARGES
  Other interest expense, including
   interest on capital leases.......... $36,400 $25,559 $22,701 $20,068 $14,126
  Estimated interest component of
   rental expense......................     318     114     106      78      60
                                        ------- ------- ------- ------- -------
  Total fixed charges(B)............... $36,718 $25,673 $22,807 $20,146 $14,186
                                        ======= ======= ======= ======= =======
RATIO OF EARNINGS TO FIXED CHARGES
  (A) divided by (B)...................     1.9     2.0     1.7     1.5     1.6
                                        ======= ======= ======= ======= =======